UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2014

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
Issuance of 5.75% Subordinated Notes due 2024
On December 17, 2014, HEARTLAND FINANCIAL USA, INC. (the “Company”) completed the sale of $75,000,000 in aggregate principal amount of its 5.75% Subordinated Notes due 2024 (the “Notes”). The Notes were issued pursuant to an indenture and a supplemental indenture, each dated as of December 17, 2014), (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association as Trustee (the “Trustee”). The Notes were sold pursuant to the Purchase Agreement dated December 17, 2014 by and among the Company and Sandler O’ Neill & Partners, L.P., as representative of the initial purchasers: Sandler O'Neill & Partners, L.P. , Raymond James & Associates, Inc. and RBC Capital Markets, LLC (the “Initial Purchasers”).
The Notes are unsecured subordinated obligations of the Company and rank equally with all other unsecured subordinated indebtedness currently outstanding or issued in the future. The Notes are subordinated in right of payment of all senior indebtedness, including all indebtedness for borrowed money, all secured obligations, all capital lease obligations, all conditional sale obligations and all derivative or guaranteed obligations, in each case except where such obligations are expressly subordinate. The Notes will rank senior to the Company’s obligations under the junior subordinated debt securities issued to capital trust subsidiaries. The Notes are functionally subordinate to all existing and future indebtedness of subsidiaries, including the deposit obligations of subsidiary banks. The Notes are the obligations of the Company only and are not obligations of, and are not guaranteed by, any of the Company’s subsidiaries.
Interest on the Notes is payable semi-annually in arrears at an annual rate of 5.75% on June 30 and December 30 of each year, beginning June 30, 2015. The Notes will mature on December 30, 2024. The Company may redeem the notes, in whole or in part, on or after September 30, 2024 (three months prior to maturity). The Company may earlier redeem the Notes, at its option, in whole but not in part if (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, through, but excluding, the redemption date.
The Notes contain customary payment, covenant and insolvency events of default. The Trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default, but if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes.
The Company intends to use the net proceeds of this offering for general corporate purposes, including but not limited to repayment of certain senior notes, payment of dividends, continued debt service and potentially acquisitions.
The foregoing summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of Notes filed as Exhibits 4.1 and 4.2 hereto.
Registration Rights Agreement
In connection with the issuance and sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of December 17, 2014 (the “Registration Rights Agreement”), with the representative of the Initial Purchasers. Under the Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, to allow holders of the Notes to exchange their Notes (the “Exchange Offer”) for the same principal amount of a new issue of notes (the “Exchange Notes”) with identical terms, except that the Exchange Notes will not be subject to certain restrictions on transfer or to any increase in annual interest rate. If the registration statement is not filed with the SEC on or prior to the 90th day after December 17, 2014, if it is not declared effective by the SEC on or prior to the 120th day after December 17, 2014 or the Exchange Offer is not completed on or prior to the 45th day that the registration statement becomes effective, the Company will be required to pay additional interest to the holders of the Notes.
The foregoing summary of the Registration Rights Agreement does not purport to be compete and is qualified in its entirely by reference to the Registration Rights Agreement filed as Exhibit 4.3 hereto, which is incorporated by reference herein.
Certain Relationships
The Initial Purchasers and their respective affiliates are full service financial institutions engaged in various activities such as investment banking services, capital markets, fixed income and equity trading and sales, equity research, mortgage finance, and other financial and non-financial activities and services. Certain of the Initial Purchasers and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and its affiliates, for which they received or will receive customary fees and expenses.
Item 2.03    Creation of a Direct Financial Obligation
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits
4.1 Indenture dated December 17, 2014, by and between Heartland Financial USA, Inc. and U.S. Bank National Association, and Supplemental Indenture dated December 17, 2014, by and between Heartland Financial USA, Inc. and U.S. Bank National Association
4. 2 Form of 5.75% Subordinated Note Due 2024
4.3 Registration Rights Agreement dated December 17, 2014, by and between Heartland Financial USA, Inc. and Sandler O’Neill & Associates, L.P., as representative of the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2014	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
EVP, Chief Financial Officer